<COVER LETTER>

                         (205) 254-1000
              Writer's Dirert Dial: (205) 254-1084

                        February 7, 1997

FILED VIA EDGAR

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

       Re:  United Security Bancshares, Inc./Amendment No. 1
            to Registration Statement (333-21241)

     On behalf of our client, United Security Bancshares, Inc., transmitted herewith for filing is Amendment No. 1 to Registration Statement (333-21241) on Form S-4. The Registration Statement was initially filed via the EDGAR system on February 6, 1997. The sole purpose of the amendment is to provide interim financial statements inadvertently omitted from the initial filing.

     Please do not hesitate to contact the undersigned at
(205) 254-1084 if you have any questions or comments.

                                 Very truly yours,

                                 /s/ John P. Dulin, Jr.
                                     John P. Dulin, Jr.

Attachment
cc:  J. Michael Savage
     Jack M. Wainwright, III
     Larry M. Sellers
     Fred L. Huggins
     C. Henry Marston
     Mark L. Drew

</COVER LETTER>


As filed with the Securities and Exchange Commission on February 7, 1997

                                       Registration No. 333-21241


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                         Amendment No. 1
                                to
                             Form S-4
                      REGISTRATION STATEMENT
                              Under
                    THE SECURITIES ACT OF 1933


                 UNITED SECURITY BANCSHARES, INC.
      (Exact name of registrant as specified in its charter)

           Alabama                       6712                  63-0843362
(State or other jurisdiction       (Primary Standard        (I.R.S. Employer
    of incorporation or        Industrial Classification   Identification No.)
       organization)                  Code Number)


                      131 West Front Street
                          P. O. Box 249
                      Thomasville, AL  36784
                          (334) 636-5424
(Address, including zip code, and telephone number of registrant's principal executive office)


                     JACK M. WAINWRIGHT, III
              President and Chief Executive Officer
                      131 West Front Street
                          P. O. Box 249
                      Thomasville, AL  36784
                          (334) 636-5424
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                            Copies to:

       C. HENRY MARSTON                          J. MICHAEL SAVAGE
Walston, Wells, Anderson & Bains            Maynard, Cooper & Gale, P.C.
      500 Financial Center                    1901 Sixth Avenue North
      505 20th Street North                         Suite 2400
   Birmingham, Alabama  35203                Birmingham, Alabama 35203


     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     On February 6, 1997, registrant filed a Registration Statement on Form S-4 (333-21241) but inadvertently omitted interim financial statements from Appendix C to the Joint Proxy Statement and Prospectus included therein. Said interim financial statements are included in this Amendment No. 1.

                  FIRST BANCSHARES, INC. AND SUBSIDIARY

        CONDENSED CONSOLIDATED STATEMENT OF CONDITION (UNAUDITED)

                                 ASSETS

                                                                     September 30
                                                                         1996

                                                                    (In Thousands)

Cash and due from banks                                               $   6,267
Interest-bearing cash balances with depository institutions                  15
Equity in unconsolidated investee                                           613
Securities available for sale                                            35,751
Investment securities                                                       613
Other investments                                                         3,086
Loans, net of unearned income                                           138,595

Less:  Allowance for loan losses                                         (1,670)
Loans, net                                                              136,925
Premises and equipment, net                                               2,691

Intangibles, net                                                          3,742
Other assets                                                              3,158

          Totals                                                      $ 192,879

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                              $ 162,163
Advance from FHLB                                                         5,412
Short-term borrowings                                                     2,269
Long-term debt                                                            3,380
Accrued expenses and other liabilities                                    1,561

               Total liabilities                                        174,785

Stockholders' Equity:
     Common stock, par value $1; 500,000 shares authorized,
          240,000 shares issued                                             240
     Paid-in surplus                                                      2,059
     Retained earnings                                                   16,077
     Unrealized loss on securities available for sale, net of taxes        (277)
     Treasury stock at cost, 157 shares                                     (5)

               Total stockholders' equity                                18,094

               Totals                                                 $ 192,879


See Notes to the Unaudited Condensed Consolidated Financial Statements.



                  FIRST BANCSHARES, INC. AND SUBSIDIARY

         CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                          For the nine months
                                                          ended September 30,
                                                          1996          1995

                                                        (In Thousands, Except
                                                    Shares and Per Share Amounts)

Interest income:
     Interest and fees on loans                        $  10,459     $   8,356
     Interest on investments                               1,569         1,649
     Other interest income                                   181           400

               Total interest income                      12,209        10,405

Interest expense:
     Interest on deposits                                  4,825         4,268
     Interest on short-term borrowings and
        FHLB advance                                         210            79
     Interest on long-term debt                              210           218

               Total interest expense                      5,245         4,565

     Net interest income before provision
        for loan losses                                    6,964         5,840
     Provision for loan losses                               351           178

               Net interest income after provision
                   for loan losses                         6,613         5,662

Noninterest income:
     Service charges on deposit accounts                     812           648
     Securities losses, net                                  (44)          (11)
     Net trading account profit                              -             280
     Other noninterest income                                285           181

               Total noninterest income                    1,053         1,098

Noninterest expense:
     Salaries and employee benefits                        2,452         1,907
     Occupancy and equipment expense                         480           419
     Other noninterest expense                             1,652         1,603

               Total noninterest expense                   4,584         3,929

Income before applicable income taxes                      3,082         2,831
Income tax expense                                           855           841

               Net income                              $   2,227     $   1,990

Average common shares outstanding                        239,843       236,303

Net income per share                                   $    9.28     $    8.42


See Notes to the Unaudited Condensed Consolidated Financial Statements.



                  FIRST BANCSHARES, INC. AND SUBSIDIARY

       CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                            For the nine months
                                                            ended September 30,
                                                            1996          1995
                                                          (In Thousands, Except
                                                      Shares and Per Share Amounts)

Net cash provided by operating activities                $   3,097     $   3,513

Cash flows from investing activities
     Net decrease in interest bearing deposits
        in other banks                                          78           674
     Net increase (decrease) in federal funds sold           1,640        (1,710)
     Purchases of securities available for sale             11,159)      (18,579)
     Proceeds from sales of securities available
        for sale                                             2,866        13,160
     Proceeds from maturities of securities
        available for sale                                   3,414         2,756
     Proceeds from maturities of investment
        securities held to maturity                             88            30
     Purchases of investment securities held
        to maturity                                            -          (1,031)
     Purchase of other investments                            (374)          -
     Net increase in loans                                 (11,137)       (9,525)
     Purchases of premises and equipment                      (585)         (286)
     Purchase of Centreville branch, net of
        cash acquired                                          -           1,567

               Net cash used in investing activities       (15,169)      (12,944)

Cash flows from financing activities
     Net decrease in demand and savings deposits              (193)         (805)
     Net increase in certificates of deposit and
        other time deposits                                  4,490         6,396
     Net increase in short-term debt                         2,229         2,567
     Principal payments on long-term debt                     (215)       (1,255)
     Proceeds from long-term debt                              -           3,755
     Net increase (decrease) in advance from FHLB            4,974           (26)
     Proceeds from sale of treasury stock                      -             435
     Dividends paid                                           (223)         (102)

               Net cash provided by financing activities    11,062        10,965

Net (decrease) increase in cash and due from banks          (1,010)        1,534

Cash and due from banks at beginning of year                 7,277         3,389

Cash and due from banks at end of year                   $   6,267     $   4,923

Supplemental Cash Flow Information

Selected cash payments and noncash activities
were as follows:
     Cash payments for income taxes                      $     569     $     327
     Cash payments for interest                              5,262         4,315
     Noncash investing and financing activity
          Assets acquired by assuming directly
               related liabilities                             -          47,005


See Notes to the Unaudited Condensed Consolidated Financial Statements.


                    FIRST BANCSHARES, INC. AND SUBSIDIARY

   NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             September 30, 1996


NOTE A - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Operating results for the nine months ended September 30, 1996 are subject to year-end audit and are not necessarily indicative of the results of operations to be expected for the year ended December
31, 1996.

NOTE B - COMMITMENTS AND CONTINGENCIES

The Company's subsidiary bank makes loan commitments and incurs contingent liabilities in the normal course of business which are not reflected in the consolidated statement of condition.

NOTE C - SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES

The Bank's investments in securities as of January 1, 1994 and thereafter are classified in three categories and accounted for as follows as required by FAS 115.

     -- Trading Account Securities. Government bonds and mortgage backed securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

     -- Investment Securities to Be Held to Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

     -- Investment Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity.

         Unrealized holding gains and losses, net of deferred income tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

         Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

NOTE D - BRANCH ACQUISITION

On February 17, 1995, the Bank acquired the assets of the Centreville and Woodstock branches of The Peoples Bank of Elba by assumption of the branches' liabilities and a premium payment of $2,725,000. The premium payment has been capitalized as goodwill and is being amortized over a fifteen year period.

                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.   Indemnification of Directors and Officers.

     The Alabama Business Corporation Act (the "ABCA") gives Alabama corporations broad powers to indemnify their present and former directors and officers against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers. Subject to specific conditions and exclusions, the ABCA requires an Alabama corporation to indemnify directors and officers who successfully defend actions, and it permits a corporation to indemnify its directors and officers under other circumstances as the corporation deems appropriate, if certain statutory standards are met. The indemnification required and permitted under the ABCA is not exclusive of any other rights to which those indemnified may be entitled under any statute, provision of the articles of incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise. The ABCA also authorizes Alabama corporations to buy directors' and officers' liability insurance.

     Although USB's By-laws are silent regarding director and officer indemnification, USB's current Articles of Incorporation, as amended, mandate that USB shall indemnify its directors and officers in all cases expressly authorized under the ABCA in which the specified standards have been met. In general, the applicable standard is that the individual shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the director or officer has been successful in defending a proceeding, however, indemnification is mandatory without reference to any such standard. On the other hand, indemnification is not permitted with respect to litigation brought by or in the right of the corporation in which the officer or director is adjudged liable to the corporation or in connection with any proceeding in which the officer or director is adjudged liable on the basis that personal benefit was improperly received by him. This restriction does not apply, however, to the extent that the court in which the action is brought determines that such officer or director is entitled to indemnity for particular expenses.

     In addition, USB has entered into an Indemnification Agreement with each of its directors that provides indemnification to the fullest extent authorized by the law. These Indemnification Agreements, like the Articles of Incorporation, as amended, take advantage of the ABCA's provisions allowing for expansion upon statutory indemnification and are intended to provide the broadest rights of indemnification available under the ABCA.

     USB has in effect a directors' and officers' liability policy with Continental Insurance in the amount of $3,000,000. This policy provides for indemnification of USB's officers and directors against losses arising from claims asserted against them in their capacities as officers and directors, subject to limitations and conditions set forth in the policy.


Item 21.   Exhibits and Financial Statement Schedules.

(a)     Exhibits:

        2.1* Agreement and Plan of Merger dated as of August 19, 1996, is found at Appendix A to the Joint Proxy Statement and Prospectus included in Part I of Registration Statement on Form S-4 (333-21241).

        3.1 Amended and Restated Articles of Incorporation, filed as Exhibit 3(c) to Registrant's Form 10-Q for the quarter ended June 30, 1995 (No. 0-14549), is incorporated herein by reference.

        3.2 Bylaws, filed as Exhibit 3(d) to Registrant's Form 10-K for the year 1987 (No. 0-14549), is incorporated herein by reference.

        5.1* Opinion of Maynard, Cooper & Gale, P.C. re legality dated February 6, 1997.

        8.1** Opinion of Maynard, Cooper & Gale, P.C. re tax matters dated ______________, 1997.

        8.2** Opinion of Walston, Wells, Anderson & Bains re tax matters dated ___________, 1997.

        10.1** Form of Employment Contract between Registrant and Jack M. Wainwright, III.

        10.2 Form of Indemnification Agreement filed as Exhibit 10(e) to Registrant's Form 10-K for the year 1994
                (No. 0-14549) is incorporated herein by reference.

        10.3 Option Agreement dated July 16, 1996, from First Bancshares, Inc. for the benefit of the Registrant filed as Exhibit 99.2 to Registrant's Form 8-K dated July 16, 1996 (No. 0-14549) is incorporated herein by reference.

        10.4 Option Agreement dated July 16, 1996, from the Registrant for the benefit of First Bancshares, Inc. filed as Exhibit 99.3 to Registrant's Form 8-K dated July 16, 1996 (No. 0-14549) is incorporated herein by reference.

        10.5* Agreement for Computer Services dated September 1, 1993, between First Data Services, Inc. and First
                Bank and Trust.

        10.6* Agreement for Bookkeeping Services dated June 3, 1994, between First Banking Services, Inc. and First Bank and Trust.

        13.1 Registrant's 1995 Annual Report on Form 10-K for the year ended December 31, 1995 (No. 0-14549), is incorporated herein by reference.

        13.2 Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (No. 0-14549), is incorporated herein by reference.

        21.1 Subsidiaries of Registrant, filed as Exhibit (22) to Registrant's Form 10-K for the year 1995 (No.0-14549), is incorporated herein by reference.

        23.1*   Consent of Smith, Dukes & Buckalew.

        23.2*   Consent of Dudley, Hopton, Jones, Sims & Freeman.

        23.3* Consent of Maynard, Cooper & Gale, P.C. is included in their opinion re legality filed as Exhibit 5.1 hereto.

        23.4** Consent of Maynard, Cooper & Gale, P.C. is included in their opinion re tax matters filed as Exhibit 8.1 hereto.

        23.5** Consent of Walston, Wells, Anderson & Bains is included in their opinion re tax matters filed as Exhibit 8.2 hereto.

        23.6*   Consent of Baxter Fentriss and Company

        23.7*   Consent of Chaffe & Associates, Inc.

        23.8* Consents of persons named to become directors of Registrant upon consummation of the Merger.

        24.1* Power of Attorney (contained on signature page of the Registration Statement).

        99.1* Form of Proxy to be used at United Security Bancshares, Inc. special meeting.

        99.2*   Form of Proxy to be used at First Bancshares, Inc.
                special meeting.

_________________________
*   Filed with Registration Statement on Form S-4 (333-21241).
**  To be filed by amendment.

(b)     Financial Statement Schedules:

        None.

Item 22.     Undertakings.

(a) 1. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        2. Insofar as an indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to its Registration Statement (333-21241) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, Alabama, on the 7th day of February, 1997.

                              UNITED SECURITY BANCSHARES, INC.


                              By: /s/ Jack M. Wainwright, III
                                  --------------------------------------
                                  Jack M. Wainwright, III, President and
                                  Chief Executive Officer



     Pursuant to the requirements of the Securities Exchange Act of 1933, this Amendment No. 1 to Registration Statement (333-21241) has been signed below by the following persons in the capacities indicated on the dates indicated below.

     Signature                         Title

/s/ Jack M. Wainwright, III    President, Chief           February 7, 1997
---------------------------    Executive Officer,
Jack M. Wainwright, III        and Director (Principal
                               Executive Officer)


/s/ Larry M. Sellers           Treasurer (Principal       February 7, 1997
---------------------------    Financial Officer,
Larry M. Sellers               Principal Accounting
                               Officer)


       *                       Director                   February 7, 1997
---------------------------
Gerald P. Corgill


                               Director                   __________, 1997
---------------------------
Roy G. Cowan


       *                       Director                   February 7, 1997
---------------------------
William G. Harrison


       *                       Director                   February 7, 1997
---------------------------
Hardie B. Kimbrough


                               Director                   __________, 1997
---------------------------
James L. Miller


       *                       Director                   February 7, 1997
---------------------------
D. C. Nichols


       *                       Director                   February 7, 1997
---------------------------
Harold H. Spinks


       *                       Director                   February 7, 1997
---------------------------
James C. Stanley


                               Director                   __________, 1997
---------------------------
Howard M. Whitted



/s/ Larry M. Sellers
--------------------
Larry M. Sellers
Attorney-in-Fact

_______________________
*  By Power-of-Attorney